HOMESIDE LENDING, INC.
                            LONG TERM INCENTIVE PLAN





                     PORTIONS OF THIS DOCUMENT INDICATED BY
                                  "* * * * *"
                         HAVE BEEN REDACTED PURSUANT TO
                      A REQUEST FOR CONFIDENTIAL TREATMENT
               FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

                             HOMESIDE LENDING, INC.
                            LONG TERM INCENTIVE PLAN



     THIS INDENTURE made as of the 16th day of November, 1999 by HOMESIDE LENDING, INC., a corporation duly organized and existing under the laws of the State of Florida (hereinafter called the "Plan Sponsor") and NATIONAL AUSTRALIA BANK LIMITED, a company incorporated under the laws of Victoria, Australia (hereinafter called the "Parent");


W I T N E S S E T H:


     WHEREAS, the Plan Sponsor desires to encourage and retain certain key employees to achieve performance targets specified in this plan in order to grow the HomeSide business and increase shareholder value;

     WHEREAS,  the plan herein  embodied is intended to be a plan  described  in
Section 301(a)(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA");

     NOW, THEREFORE, the Plan Sponsor does hereby establish the HomeSide Lending, Inc. Long Term Incentive Plan (the "Plan"), effective as October 1, 1999, to read as follows:

                HOMESIDE LENDING, INC. LONG TERM INCENTIVE PLAN


                                                                            Page

SECTION 1         DEFINITIONS................................................1
SECTION 2         ELIGIBILITY................................................4
SECTION 3         U.S. PEFORMANCE TARGETS....................................5
SECTION 4         HOMESIDE AUSTRALIA PROJECT.................................6
SECTION 5         PAYMENT OF AWARDS..........................................7
SECTION 6         ADMINISTRATION OF THE PLAN.................................9
SECTION 7         CLAIM REVIEW PROCEDURE....................................11
SECTION 8         LIMITATION OF ASSIGNMENT, PAYMENTS TO LEGALLY
                  INCOMPETENT DISTRIBUTEES AND UNCLAIMED PAYMENTS...........13
SECTION 9         LIMITATION OF RIGHTS......................................14
SECTION 10        AMENDMENT TO OR TERMINATION OF THE PLAN...................15
SECTION 11        MISCELLANEOUS.............................................16

                                   SECTION 1
                                  DEFINITIONS

     Wherever used herein, the masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise and the following words and phrases shall, when used herein, have the meanings set forth below:

     1.1.  "Australia  Performance  Targets"  means those  targets  described in
Section 4.

     1.2. "Award" means each Participant's individual allocation of the total amount available for payment under the Plan upon satisfaction of performance targets.

     1.3. "Beneficiary" means the person or trust that a Participant designated most recently in writing to the Plan Committee; provided, however, that if the Participant has failed to make a designation, no person designated is alive, no trust has been established, or no successor Beneficiary has been designated who is alive, the term "Beneficiary" means (a) the Participant's spouse or (b) if no spouse is alive, the Participant's surviving children, or (c) if no children are alive, the Participant's parent or parents, or (d) if no parent is alive, the legal representative of the deceased Participant's estate.

     1.4. "Board of Directors" means the Board of Directors of the Plan Sponsor.

     1.5. "Cause" shall mean only:

          (i) the willful and continued failure (not resulting from disability) by the individual to perform substantially the individual's duties with The Plan Sponsor after a demand for substantial performance is delivered to the individual by the board of directors of the Plan Sponsor or the board of directors of Parent which specifically identifies the manner in which the board of directors of Parent believes that the individual has not substantially performed the individual's duties of employment

          (ii) gross negligence or willful misconduct by the individual in the execution of the individual's duties, which is materially injurious to the Plan Sponsor;

          (iii) conviction of the individual of, or a plea in a court of law by the individual of no contest or guilty to, or written admission to, a criminal charge which constitutes a felony;

          (iv) use by the individual of alcohol or drugs or other controlled substances which interferes with the performance of the individual's duties or which compromises, or could compromise, the integrity and reputation of the Plan Sponsor or Parent, their affiliates, their employees or their products;

          (v) willful breach by the individual of a material policy, program or rule of the Plan Sponsor or the Parent.

          No act, or failure to act, on the individual's part shall be considered "willful" unless done, or omitted to be done, by the individual in bad faith and without reasonable belief that such action or omission was in, or not opposed to, the best interests of the Plan Sponsor or the Parent. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Plan Sponsor or Parent or based upon written advice of counsel for the Plan Sponsor or Parent shall be conclusively presumed to be done, or omitted to be done, by the individual in good faith and in the best interests of the Plan Sponsor.

     1.6. "Code" means the Internal Revenue Code of 1986, as amended.

     1.7. "Disability" means a disability such that in the sole opinion of Parent (determined in good faith) renders the Participant incapable of properly performing services under the individual's employment agreement with the Plan Sponsor for the remainder of the Plan Period.

     1.8.   "Good  Reason"  shall  exist  upon  the   occurrence,   without  the
individual's express written consent, of any of the following events:

          (i) the Plan Sponsor assigns to the individual full-time duties of a substantially non executive or non managerial nature;

          (ii) only where the individual has a written employment contract with the Plan Sponsor, a material adverse change in the individual's position as an executive officer of the Plan Sponsor including, without limitation, an adverse change in the individual's position as a result of a significant diminution in the individual's duties and responsibilities;

          (iii) the Plan Sponsor materially reduces the salary or adversely (to the individual) affects the method of calculation of bonuses of the individual or materially reduces the individuals benefits and perquisites;

          (iv) where a written employment agreement exists between the Plan Sponsor and an individual, the Plan Sponsor defaults in performing any of its material obligations contained in the individual's written employment agreement; or

          (v) where a written employment agreement exists between the Plan Sponsor and an individual, the Plan Sponsor requires the individual to relocate the individual's principal office beyond a radius of fifty miles from the individual's office as at the date of this indenture.

          "Good Reason" shall not exist until after the individual has given the chairman of the Board of Directors written notice (the "Notice") of the applicable event within 90 days of such event and such event is not remedied within 30 days after receipt of the Notice specifically delineating such claimed event and setting forth the individual's intention to terminate employment if not remedied; provided, that if the specified event cannot reasonably be remedied within such 30-day period and the Plan Sponsor commences reasonable steps within such 30-day period to remedy such event and diligently continues such steps thereafter until a remedy is effected, such event shall not constitute "Good Reason" provided that such event is remedied within 60 days after receipt of the Notice.

     1.9. "Participant" means those executives designated in Section 2 who have been determined by the Plan Committee to be a member of a "select group of management and highly compensated employees," within the meaning of ERISA
Section 301(a)(3).

     1.10. "Plan Committee" means a committee consisting of the Chairman of the Board of Directors and Chief Executive Officer of the Plan Sponsor and the Managing Director of National Australia Bank Limited.

     1.11. "Plan Period" means the period beginning on March 31, 1998 and ending on March 31, 2001. If the Total Award Pool has not been earned by March 31, 2001, the Plan Period will extend to March 31, 2002.

     1.12.  "Total  Award Pool" means US$ 15 million,  divided as  specified  in
Section 3.1 and 4.1.

     1.13. "US Performance Targets" means those targets described in Section 3.

                                   SECTION 2
                                  ELIGIBILITY

     2.1. Only the following designated executives will be Participants under the Plan:

                                   * * * * *

     2.2. For certain purposes, the Participants will be designated as either in Group 1, Group 2, or Group 3. The only persons entitled to know which group a Participant is in are the Plan Committee and those persons designated by the Plan Committee.

                                   SECTION 3
                            U.S. PERFORMANCE TARGETS

     3.1. The portion of the Total Award Pool which is based on U.S. Performance Targets will be US$ ***** million, subject to Section 4.4.

     3.2. The portion of the Total Award Pool that is based on U.S. Performance Targets will accrue annually based on the following formula:

                                   * * * * *

     3.3. Construction.

                                   * * * * *


     3.4. The following table sets out the maximum cumulative accrual for each year during the Plan Period based on U.S. Performance Targets:


                                   * * * * *

                                   SECTION 4
                           HOMESIDE AUSTRALIA PROJECT

     4.1. The portion of the Total Award Pool which is based on the HomeSide Australia Project will be US$ * * * * * million, to be payable after achievement of performance targets and as soon as practicable after March 31, 2001, but not later than May 15, 2001

          (a) Individual Performance Targets and Accruals
                                   * * * * *

     4.2. The Plan Committee will determine whether the above performance targets have been met. If the Plan Committee fails to unanimously agree as to satisfaction of a performance target the matter will be referred to arbitration. The accrual for each performance target will be pro-rated for performance that falls between the above levels.

     4.3. Variations to the operating plan which are imposed by Parent which are materially adverse to the achievement of any of the performance targets of the HomeSide Australia Project, will result in a reassessment of the performance target by the Plan Committee. In circumstances where unanimous agreement cannot be reached by the Plan Committee on a reassessed performance target, the accrual based on Section 3 will increase by a maximum amount of US$ * * * * * million (less any amount already accrued based on this Section 4). This accrual increase will be applied on a pro rata basis to each year of the Plan Period and will accrue and be payable based upon the achievement of US Performance Targets.



                                   SECTION 5
                               PAYMENT OF AWARDS

     5.1. Payment at end of Plan Period. Payment of a Participant's Award will ordinarily be made on May 15, 2001 if the Participant is still employed by the Plan Sponsor on March 31, 2001. To the extent that any portion of the Total Award Pool has not been earned at March 31, 2001, the remainder of the Total Award Pool will be paid by May 15, 2002 to those Participant's who are employed by the Plan Sponsor on March 31, 2002. Each Participant's Award will be decided by the Plan Committee in accordance with Section 6.4.

     5.2. Payment on Death. In the event that a Participant terminates employment with the Plan Sponsor prior to the end of the Plan Period because of the Participant's death, payment of the Participant's Award will be made to the Participant's Beneficiary or estate for work performed to the date of death. The amount of the Award shall be determined by the Plan Committee in accordance with
Section 6.4.

     5.3. Payment on Disability. In the event that a Participant terminates employment with the Plan Sponsor prior to the end of the Plan Period because of the Participant's Disability, payment of the Participant's Award will be made to the Participant for work performed to the date of termination of employment due to Disability. The amount of the Award shall be determined by the Plan Committee in accordance with Section 6.4.

     5.4. Payment on Retirement. In the event that a Participant terminates employment with the Plan Sponsor prior to the end of the Plan Period because of the Participant's retirement (determined in accordance with the Plan Sponsor's then existing policies for determining the timing of an executive's retirement), payment of the Participant's Award will be made to the Participant for work performed to the date of retirement. The amount of the Award shall be determined by the Plan Committee in accordance with Section 6.4.

     5.5. Payment on Termination other than Termination for Cause. In the event that a Participant's employment is terminated by the Plan Sponsor prior to the end of the Plan Period for reasons other than Cause, full payment of the Participant's Award shall be made and will be paid at the end of the Plan Period. The amount of the Award shall be determined by the Plan Committee in accordance with Section 6.4.

     5.6. Payment on Resignation by Participant. In the event that a Participant resigns his employment with the Plan Sponsor prior to the end of the Plan Period for reasons which do not constitute Good Reason, the Participant shall not be entitled to payment of the Participant's Award. In the event that a Participant resigns his employment with the Plan Sponsor for reasons which constitute Good Reason, full payment of the Participant's Award will be made and will be paid at the end of the Plan Period. The amount of the Award shall be determined by the Plan Committee in accordance with Section 6.4.

     5.7. Transfers. In the event of transfer out of the Plan Sponsor to another part of the National Australia Bank Group prior to the end of the Plan Period, as a minimum, payment will be made to the individual for work performed to the date of transfer, but the actual Award will be based on the circumstances of each situation and will be determined by the Plan Committee in accordance with
Section 6.4. After the transfer the individual will cease to be entitled to participate in the Plan.

     5.8. Leave of Absence. In the event of that a Participant has a leave of absence during the Plan Period, as a minimum, eligibility for Award payment will cover work performed to the date of leave and after return from leave (assuming the return from leave occurs during the Plan Period). The actual amount of payment will be determined by the Plan Committee in accordance with Section 6.4.

                                   SECTION 6
                           ADMINISTRATION OF THE PLAN

     6.1. Operation of the Plan Committee. The members of the Plan Committee shall be as described in Section 1.10.

     6.2. Duties of the Plan Committee.

          (a) The Plan Committee shall determine the making of all payments under the terms of the Plan.

          (b) The Plan Committee shall from time to time establish rules, not contrary to the provisions of the Plan, for the administration of the Plan and the transaction of its business. All elections and designations under the Plan by a Participant or Beneficiary shall be made on forms prescribed by the Plan Committee. The Plan Committee shall have discretionary authority to construe the terms of the Plan and shall determine all questions arising in the administration, interpretation and application of the Plan, including, but not limited to, those concerning eligibility for benefits and it shall not act so as to discriminate in favor of any person. All determinations of the Plan Committee shall be conclusive and binding on all Participants and Beneficiaries, subject to the provisions of the Plan and subject to applicable law.

          (c) The Plan Committee shall furnish Participants and Beneficiaries with all disclosures now or hereafter required by ERISA or the Code. The Plan Committee shall file, as required, the various reports and disclosures concerning the Plan and its operations as required by ERISA and by the Code, and shall be solely responsible for establishing and maintaining all records of the Plan.

          (d) The  statement  of specific  duties for a Plan  Committee  in this
     Section is not in derogation of any other duties which a Plan Committee has under the provisions of the Plan or under applicable law.

     6.3. Action by the Plan Sponsor. Any action to be taken by the Plan Sponsor shall be taken by resolution or written direction duly adopted by the Board of Directors or appropriate governing body, as the case may be; provided, however, that by such resolution or written direction, the Board of Directors or appropriate governing body, as the case may be, may delegate to any officer or other appropriate person of the Plan Sponsor the authority to take any such actions as may be specified in such resolution or written direction, other than the power to amend, modify or terminate the Plan.

     6.4. Determining Quantums of Payment. The Plan Committee shall make determinations as to the amount of a Participant's payment as follows. Determination of payment amounts for those Participants in Group 1 shall be made solely by the Managing Director of Parent. Determination of payment amounts for those Participants in Group 2 shall be made by the Chairman of the Board of Directors and Chief Executive Officer of the Plan Sponsor and approved by the Managing Director of Parent. Determination of payment amounts for those Participants in Group 3 shall be made solely by the Chairman of the Board of Directors and Chief Executive Officer of the Plan Sponsor. Determination of the payment amounts for those Participants who are entitled to payment because of events described in Section 5.2 to 5.7 will be determined at the time of the event.

                                   SECTION 7
                             CLAIM REVIEW PROCEDURE

     7.1. In the event that a Participant or Beneficiary is denied a claim for benefits under the Plan, the Plan Committee shall provide to such claimant written notice of the denial which shall set forth:

          (a) the specific reasons for the denial;

          (b) specific references to the pertinent provisions of the Plan on which the denial is based;

(c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

          (d) an explanation of the Plan's claim review procedure.

     7.2. After receiving written notice of the denial of a claim, a claimant or his representative may:

          (a) request a full and fair review of such denial by written application to the Plan Committee;

          (b) review pertinent documents; and

          (c) submit issues and comments in writing to the Plan Committee.

     7.3. If the claimant wishes such a review of the decision denying his claim to benefits under the Plan, he must submit such written application to the Plan Committee within sixty (60) days after receiving written notice of the denial.

     7.4. Upon receiving such written application for review, the Plan Committee may schedule a hearing for purposes of reviewing the claimant's claim, which hearing shall take place not more than thirty (30) days from the date on which the Plan Committee received such written application for review.

     7.5. At least ten (10) days prior to the scheduled hearing, the claimant and his representative designated in writing by him, if any, shall receive written notice of the date, time, and place of such scheduled hearing. The claimant or his representative, if any, may request that the hearing be rescheduled, for his convenience, on another reasonable date or at another reasonable time or place.

     7.6. All claimants requesting a review of the decision denying their claim for benefits may employ counsel for purposes of the hearing.

     7.7. No later than sixty (60) days following the receipt of the written application for review, the Plan Committee shall submit its decision on the review in writing to the claimant involved and to his representative, if any; provided, however, a decision on the written application for review may be extended, in the event special circumstances such as the need to hold a hearing require an extension of time, to a day no later than one hundred twenty (120) days after the date of receipt of the written application for review. The decision shall include specific reasons for the decision and specific references to the pertinent provisions of the Plan on which the decision is based.

                                   SECTION 8
                 LIMITATION OF ASSIGNMENT, PAYMENTS TO LEGALLY
                INCOMPETENT DISTRIBUTEES AND UNCLAIMED PAYMENTS

     8.1. No benefit which shall be payable under the Plan to any person shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; and no such benefit shall in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person, nor shall it be subject to attachment or legal process for, or against, such person, and the same shall not be recognized under the Plan, except to such extent as may be required by law.

     8.2. If any person who shall be entitled to any benefit under the Plan shall become bankrupt or shall attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge such benefit under the Plan, then the payment of any such benefit in the event a Participant or Beneficiary is entitled to payment shall, in the discretion of the Plan Committee, cease and terminate and in that event the Plan Committee shall apply the same for the benefit of such person, his spouse, children, other dependents or any of them in such manner and in such proportion as the Plan Committee shall determine.

     8.3. Whenever any benefit which shall be payable under the Plan is to be paid to or for the benefit of any person who is then a minor or determined to be incompetent by qualified medical advice, the Plan Committee need not require the appointment of a guardian or custodian, but shall be authorized to cause the same to be paid over to the person having custody of such minor or incompetent, or to cause the same to be paid to such minor or incompetent without the intervention of a guardian or custodian, or to cause the same to be paid to a legal guardian or custodian of such minor or incompetent if one has been appointed or to cause the same to be used for the benefit of such minor or incompetent.

                                   SECTION 9
                              LIMITATION OF RIGHTS

     Participation in the Plan shall not give any Participant any right or claim except to the extent that such right is specifically fixed under the terms of the Plan. The adoption of the Plan shall not be construed to give any Participant a right to be continued in the employ of the Plan Sponsor or as interfering with the right of the Plan Sponsor to terminate the employment of any Participant at any time.

                                   SECTION 10
                    AMENDMENT TO OR TERMINATION OF THE PLAN

     The Plan Sponsor reserves the right at any time to modify or amend or terminate the Plan, with the prior written approval of the Plan Committee. No such modifications or amendments shall have the effect of retroactively changing or depriving Participants or Beneficiaries of rights already accrued under the Plan.

                                   SECTION 11
                                 MISCELLANEOUS

     11.1. All payments provided under the Plan shall be paid from the general assets of the Plan Sponsor and no separate fund shall be established to secure payment.

     11.2. The Plan Sponsor shall withhold from any benefits payable under the Plan all federal, state and local income taxes or other taxes required to be withheld pursuant to applicable law.

     11.3. To the extent not preempted by applicable federal law, the Plan shall be governed by and construed in accordance with the laws of the State of Florida.

     11.4. Plan Participants will be required to sign a confidentiality undertaking (see Appendix A) in relation to the operation of the Plan and their participation therein. Failure to abide by the specific confidentiality undertaking could result in termination of the Participant's employment.

     11.5. In the event of the sale of Parent and/or the Plan Sponsor, the total amount available under the Plan will be deemed fully earned and will be vested upon the sale. Payment date will be at the time of settlement, but not later than May 15, 2001.

     11.6. In the event of the winding up of the Plan Sponsor related to its performance or operations, Participants will be entitled to the amount of the Award they have earned as of the time of winding up. In the event of the winding up of the Plan Sponsor unrelated to its performance or operations vested amounts and future annual pool accruals will be deemed fully earned and will be vested upon winding up. Payment date in either case will be at the time of winding up, but not later than May 15, 2001.

     11.7. Plan Audit. All calculations and data which determine the Awards must be reviewed and approved by an independent auditor prior to May 15th of each year and prior to any payments being made under the Plan. The independent auditor must, in reviewing the calculations and data, adhere to and make determinations according to Generally Accepted Accounting Standards consistently maintained and applied. The auditor must be external to and independent of the Plan Sponsor and will be appointed by National Australia Bank Executive Management. The manner and content of the audit will comply with instructions set out in the appointment. The Participants are entitled to examine the calculations and data reviewed by the independent auditor. If any party disagrees with a determination of the auditor that matter may be referred to arbitration. If no party states in writing its disagreement with a determination of the independent auditor within 60 days of receiving the determination then all parties are bound by the determination.

     11.8. In the event that a regulatory or accounting change affects the calculations under the Plan, any payment or vesting under the Plan shall be based on the regulatory or accounting rules in effect on October 27, 1997.

     11.9. Arbitration. Where there is a dispute that is referred to arbitration, such dispute will be settled exclusively by arbitration in New York, New York in accordance with the rules of the American Arbitration Association then in effect. The arbitrator's award will be binding on the parties. National Australia Bank and the Plan Sponsor will bear all costs of arbitration equally. IN WITNESS WHEREOF, the Plan Sponsor and Parent have caused this indenture to be executed as of the date first above written.


                                    HOMESIDE LENDING, INC.

                                    By:  /s/ Hugh R. Harris

                                    Title:  Chief Executive Officer

ATTEST:


    /s/ Joe K. Pickett

Title:  Chairman

    [CORPORATE SEAL]

EXECUTED on behalf of  NATIONAL          )
AUSTRALIA BANK LIMITED by its            )
Attorney , Francis J Cicutto,            )/s/ Francis J. Cicutto
under a Power of Attorney dated          Francis J Cicutto
February 28, 1991 (who states that       Office Held:  Managing Director
he holds the office indicated under
his signature) in the presence of:

/s/ Joan Livingston
Signature of Witness


Joan Livingston
Name of Witness~

)
)
)/s/ Francis J. Cicutto
Francis J Cicutto
Office Held:  Managing Director

                              HOMESIDE LENDING, INC.                  Appendix A
                            LONG TERM INCENTIVE PLAN

                           Confidentiality Undertaking


[Name of Plan Participant]


Dear  [           ]

Confidentiality Undertaking - HomeSide Long Term Incentive Plan

Introduction

As one of only a few select individuals within National Australia Bank Group, you have been invited to participate in the HomeSide Long Term Incentive Plan (the "Plan").

The conditions of participation in and mode of operation of the Plan are highly confidential. You will not be entitled to participate in the Plan, nor to receive any information concerning it, unless you have accepted the following confidentiality undertaking, evidenced by you signing the attached copy of this letter and returning it to The Group Manager Remuneration, National Australia Bank. When you receive these materials, you will be free to decide whether or not you want to participate. Signing this Confidentiality Undertaking does not commit you to participate in the Plan.

Confidentiality Undertaking

By signing the attached copy of this letter you acknowledge:

     o The conditions of participation in and mode of operation of the Plan are highly confidential.

     o Unauthorized disclosure of details of the Plan would be potentially extremely damaging to HomeSide, Lending, Inc., National Australia Bank and other plan participants.

     o You will not discuss any matter concerning the Plan with anyone other than:

          o Chairman, CEO, COO or General Counsel of HomeSide Lending, Inc. or anyone they may designate in writing.

          o    The Group Manager Remuneration, National Australia Bank.

          o Your financial / tax / legal advisers. Please note that you are required to advise these advisers of the confidential nature of the Plan.

          o    Your spouse or partner.

o You will not copy any materials relating to the Plan except as described herein, nor will you allow anyone else to read or copy such material except as described herein.

o You will keep this agreement and the Plan materials in a safe and secure place.

o In the event that you cease employment with HomeSide Lending, Inc., you will return all material relating to the Plan to the CEO of HomeSide Lending, Inc.

o Failure to abide by the above could result in exclusion from the Plan and/or termination for Cause.

o You acknowledge that damages may not be an adequate remedy and that both HomeSide Lending, Inc. and National Australia Bank may seek an injunction to prevent or restrain a breach of this undertaking.




Yours Sincerely,




David Krasnostein
Group General Counsel
Group Legal


I understand and accept the obligations imposed upon me by this Confidentiality Undertaking.



Name:


Signed:


Dated: